Exhibit 99.1

Wireless Telecom Group Inc.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696   Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES APPOINTMENT OF
TIMOTHY WHELAN AS A NEW BOARD MEMBER

NEWS RELEASE

Contact: Robert Censullo

(973) 386-9696

Thursday, March 26, 2015

Wireless Telecom Group, Inc. (NYSE MKT:WTT) announced today that on March 24, 2015 its Board of Directors appointed Timothy Whelan to serve as a member of the Company’s Board.

Mr. Whelan is a financial expert who spent 14 years with IPC Systems, Inc., a provider of mission critical communications solutions to the Financial Services Industry.  He was the Chief Financial Officer of IPC Systems from 2001-2009 and he was the President and Chief Operating Officer of IPC Systems from 2009-2013.  He served as Divisional CFO and VP Finance for IPC Information Systems from 1999-2001.  Mr. Whelan is a certified public accountant and worked for Ernst & Young from 1992 to 1999. He previously spent four years as a U.S. Naval Officer and graduated from Villanova University with a BS in accounting.

Paul Genova, CEO of Wireless Telecom Group, Inc., commented, “We are pleased to have Tim as a member of our Board. He comes to us with a strong strategic and financial background and brings valuable past experience as an executive. We look forward to Tim’s contribution to the Board.”

Forward-Looking Statements

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including its efforts to build shareholder value. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Further information regarding risks and uncertainties that could affect the Company’s

Exhibit 99.1

results are identified in the Company’s reports filed with the Securities and Exchange Commission.

About Wireless Telecom Group, Inc.

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments (DAS), RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise generators. The Company serves both commercial and government markets including, WiFi, WiMAX, satellite, cable, radar, avionics and medical technologies and industries. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address is http://www.wtcom.com.